Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANT

We consent to the use in this Registration Statement on Form F-1 of Gazit-Globe Ltd. of our report dated March 31, 2011 relating to the financial statements of First Capital Realty Inc. and our report dated December 2, 2011 on the reconciliation of Canadian generally accepted accounting principles to International Financial Reporting Standards as issued by the International Accounting Standards Board and the supplemental schedule of investment property information appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/  Deloitte & Touche LLP

Toronto, Canada
December 5, 2011